EXHIBIT 99.1

TAL INTERNATIONAL GROUP, INC. REPORTS FOURTH QUARTER 2007 AND

FULL YEAR RESULTS AND QUARTERLY DIVIDEND

Purchase, New York, March 5, 2008 – TAL International Group, Inc. (NYSE: TAL), one of the world’s largest lessors of intermodal freight containers and chassis, today reported results for the fourth quarter and twelve months ended December 31, 2007.

Adjusted pre-tax income(1), excluding unrealized losses (gains) on interest rate swaps and the write-off of deferred financing costs, was $24.8 million in the fourth quarter of 2007, compared to $22.8 million in the fourth quarter of 2006, an increase of approximately 9%. The Company focuses on adjusted pre-tax results since it considers unrealized losses (gains) on interest rate swaps and write-offs of deferred financing fees to be unrelated to operating performance and since it does not expect to pay any significant income taxes for a number of years due to the availability of accelerated tax depreciation on the existing container fleet and planned future equipment purchases.

Reported pre-tax income for the quarter was $5.3 million compared to $23.1 million in the prior year quarter.

Total revenues for the fourth quarter of 2007 were $91.4 million compared to $79.0 million in the fourth quarter of 2006. EBITDA(2) was $66.0 million for the quarter versus $61.2 million in last year’s fourth quarter.

Adjusted Net Income (3), excluding unrealized losses (gains) on interest rate swaps and the write-off of deferred financing costs, was $15.9 million in the fourth quarter of 2007, or $0.48 per fully diluted common share, compared to $14.7 million, or $0.44 per fully diluted common share in the fourth quarter of 2006.

Reported net income for the fourth quarter of 2007 was $3.4 million, or $0.10 per fully diluted common share, versus $14.9 million, or $0.45 per fully diluted common share in the prior year quarter.

“TAL’s excellent operating performance in the fourth quarter capped a strong year for the company,” commented Brian M. Sondey, President and CEO of TAL International. “For the fourth quarter of 2007, our adjusted pretax income increased 12% from the third quarter level and nearly 9% from our solid results in the fourth quarter of 2006. Our core utilization (excluding new units not yet on lease) remained in the 95% range despite the end of the summer peak season for dry containers, and used container sale prices continued to move upwards, driving increased disposal gains. In the fourth quarter we also benefited from lower depreciation expense as another vintage year of containers reached the end of its depreciable life, as well as a positive contribution from the purchase of 57,000 TEU of previously managed containers.”

Adjusted pre-tax income(1) was $88.5 million for the full twelve months of 2007 compared to $76.2 million for the same period last year, an increase of approximately 16%.

Reported pre-tax income for the year ended December 31, 2007 was $60.4 million compared to $65.5 million for the same period last year.

Total revenues for the year ended December 31, 2007 were $343.3 million compared to $305.6 million for the same period last year. EBITDA(2) was $242.3 million for the full twelve months of 2007 versus $227.6 million for the same period last year.

Adjusted Net Income (3) was $56.8 million for the full twelve months of 2007, or $1.70 per fully diluted common share, compared to $49.0 million, or $1.47 per fully diluted common share for the same period last year.

Reported net income for the year ended December 31, 2007 was $38.8 million, or $1.16 per fully diluted common share, versus $42.1 million, or $1.26 per fully diluted common share for the same period last year.

Mr. Sondey continued “We are very pleased with our 2007 results. For the full year of 2007, our adjusted pretax income increased 16% from 2006. The operating performance for all of our major product lines was solid throughout the year, and we were able to benefit from both fleet growth and improved core utilization. We took advantage of the continued strong growth in containerized trade to invest heavily in our business, and we purchased over $400 million of equipment in 2007, leading to a 15% increase in the size of our owned fleet on a TEU basis.”

Outlook

Mr. Sondey added “Our overall market environment remains generally favorable. Industry observers continue to project that containerized trade growth will be near 10% in 2008 despite the projected slowdown in the U.S. economy. In 2007, strong growth in the Asia to Europe, intra-Asia and other trades made up for slower growth in the Asia to North America trade. This pattern is generally expected to hold for 2008 as well, though containerized trade growth will be negatively impacted if the U.S. economy performs worse than expected or if other major world economies begin to slow as well. New container prices remain high, though market lease rates on new container transactions are low relative to the price of new containers. The selling prices for our used containers remain strong.”

“We typically experience a decrease in our performance during the first quarter of the year since it usually represents the seasonal low-point for dry container demand and used container sales. However, positive operating momentum from our strong fourth quarter in 2007 should partially offset the impact of the typical first quarter weakness in 2008. In addition, customer interest in leasing transactions has been quite strong early in 2008, and we have received firm customer commitments for a large number of containers that should be picked up on lease over the next several months.”

Dividend

TAL’s board of directors has approved and declared a $0.375 per share quarterly cash dividend on its issued and outstanding common stock, payable on April 10, 2008 to shareholders of record at the close of business on March 20, 2008.

Share Repurchase Program

During the fourth quarter of 2007, TAL repurchased 276,029 shares for $6.3 million. TAL purchased an additional 362,100 shares for $8.0 million during 2008 through the date of the issuance of this press release.

Investors’ Webcast

TAL will hold a Webcast at 9 a.m. (New York time) on Thursday, March 6th to discuss its fiscal fourth quarter and twelve month results. An archive of the Webcast will be available one hour after the live call through Friday March 28, 2008. To access the live Webcast or archive, please visit the Company’s Web site at http://www.talinternational.com.

About TAL International Group, Inc.

TAL is one of the world’s largest lessors of intermodal freight containers and chassis with 20 offices in 11 countries and approximately 186 third party container depot facilities in 37 countries as of December 31, 2007. The Company’s global operations include the acquisition, leasing, re-leasing and subsequent sale of multiple types of intermodal containers. TAL’s fleet consists of approximately 683,000 containers and related equipment representing approximately 1,111,000 twenty-foot equivalent units (TEU). This places TAL among the world’s largest independent lessors of intermodal containers and chassis as measured by fleet size.

Contact

Jeffrey Casucci

Vice President

Treasury and Investor Relations

(914) 697-2900

Important Cautionary Information Regarding Forward-Looking Statements

Statements in this press release regarding TAL International Group, Inc.’s business that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements involve risks and uncertainties, are only predictions and may differ materially from actual future events or results. For a discussion of such risks and uncertainties, see “Risk Factors” in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 13, 2007.

The Company’s views, estimates, plans and outlook as described within this document may change subsequent to the release of this statement. The Company is under no obligation to modify or update any or all of the statements it has made herein despite any subsequent changes the Company may make in its views, estimates, plans or outlook for the future.

(1) Adjusted pre-tax income is a non-GAAP measurement we believe is useful in evaluating our operating performance. The Company’s definition and calculation of adjusted pre-tax income is outlined in the attached schedules.

(2) EBITDA is a non-GAAP measurement we believe is useful in evaluating our operating performance. The Company’s definition and calculation of EBITDA is outlined in the attached schedules.

(3) Adjusted net income is a non-GAAP measurement we believe is useful in evaluating our operating performance. The Company’s definition and calculation of adjusted net income is outlined in the attached schedules.

(1)(2)(3) Please see page 7 for a detailed reconciliation of these financial measurements.

-Financial Tables Follow-

TAL INTERNATIONAL GROUP, INC.

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	December 31, 2007	December 31, 2006

Assets:
Cash and cash equivalents (including restricted cash of $18,059 and $14,526)	$70,695	$58,167
Accounts receivable, net of allowances of $961 and $266	41,637	39,318
Net investment in finance leases	193,986	152,586
Leasing equipment, net of accumulated depreciation and allowances of $283,159 and $208,756	1,270,942	1,080,523
Leasehold improvements and other fixed assets, net of accumulated depreciation and amortization of $3,142 and $2,132	2,767	2,855
Equipment held for sale	35,128	20,768
Goodwill	71,898	71,898
Deferred financing costs	6,880	6,957
Other assets (including fair value of derivative instruments)	11,954	22,591
Total assets	$1,705,887	$1,455,663
Liabilities and stockholders’ equity:
Accounts payable	$26,577	$13,273
Accrued expenses (including fair value of derivative instruments)	55,612	50,453
Income taxes payable	12	219
Deferred income tax liability	55,555	34,651
Debt	1,174,654	958,317
Total liabilities	1,312,410	1,056,913
Stockholders’ equity:
Preferred stock, $.001 par value, 500,000 shares authorized, none issued	—	—
Common stock, $.001 par value, 100,000,000 shares authorized, 33,482,316 and 33,303,031 shares issued, respectively	33	33
Treasury stock, at cost, 412,279 and 136,250 shares, respectively	(9,171)	(2,862)
Additional paid-in capital	395,230	394,440
Accumulated earnings	4,858	3,476
Accumulated other comprehensive income	2,527	3,663
Total stockholders’ equity	393,477	398,750
Total liabilities and stockholders’ equity	$1,705,887	$1,455,663

TAL INTERNATIONAL GROUP, INC.

Consolidated Statements of Operations

(Dollars and shares in thousands, except earnings per share)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006

Revenues:
Leasing revenues:
Operating leases	$72,545	$66,515	$268,005	$260,735
Finance leases	4,942	3,905	18,268	12,422
Equipment trading revenue	12,486	5,992	49,214	23,665
Management fee income	827	1,767	5,475	6,454
Other revenues	600	848	2,303	2,301
Total revenues	91,400	79,027	343,265	305,577
Expenses:
Equipment trading expenses	10,312	4,799	40,427	19,344
Direct operating expenses	7,777	6,444	30,488	27,392
Administrative expenses	11,022	10,003	41,492	38,012
Depreciation and amortization	26,732	26,067	101,670	103,849
Provision (reversal) for doubtful accounts	47	(26)	700	(526)
Net (gain) on sale of leasing equipment	(3,776)	(3,383)	(12,119)	(6,242)
Write-off of deferred financing costs	—	—	204	2,367
Interest and debt expense	14,464	12,312	52,129	47,578
Unrealized loss (gain) on interest rate swaps	19,532	(302)	27,883	8,282
Total expenses	86,110	55,914	282,874	240,056
Income before income taxes	5,290	23,113	60,391	65,521
Income tax expense	1,887	8,255	21,600	23,388
Net income	$3,403	$14,858	$38,791	$42,133
Net income per common share — Basic	$0.10	$0.45	$1.17	$1.28
Net income per common share — Diluted	$0.10	$0.45	$1.16	$1.26
Weighted average number of common shares outstanding — Basic	33,148	33,167	33,183	32,987
Weighted average number of common shares outstanding — Diluted	33,301	33,354	33,370	33,430
Cash dividends paid per common share	$0.375	$0.25	$1.43	$0.45

Non-GAAP Financial Measures

We use the terms “EBITDA”, “Adjusted Pre-tax Income”, and “Adjusted Net Income” throughout this press release. EBITDA is defined as net income before interest and debt expense, write-off of deferred financing costs, income tax expense and depreciation and amortization, and excludes unrealized loss (gain) on interest rate swaps.

Adjusted Pre-tax Income is defined as income before income taxes as further adjusted for certain items which are described in more detail below, which management believes are not representative of our operating performance. Adjusted Pre-tax Income excludes the unrealized loss (gain) on interest rate swaps and the write-off of deferred financing costs. Adjusted Net Income is defined as net income further adjusted for the items discussed above, net of income tax.

EBITDA, Adjusted Pre-tax Income, and Adjusted Net Income are not presentations made in accordance with GAAP, and should not be considered as alternatives to, or more meaningful than, amounts determined in accordance with GAAP, including net income, or net cash from operating activities.

We believe that EBITDA, Adjusted Pre-tax Income, and Adjusted Net Income are useful to an investor in evaluating our operating performance because:

•

these measures are widely used by securities analysts and investors to measure a company’s operating performance without regard to items such as interest and debt expense, income tax expense, depreciation and amortization and unrealized losses (gains) on interest rate swaps, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired;

•

these measures help investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure, our asset base and certain non-routine events which we do not expect to occur in the future; and

•

these measures are used by our management for various purposes, including as measures of operating performance to assist in comparing performance from period to period on a consistent basis, in presentations to our board of directors concerning our financial performance and as a basis for strategic planning and forecasting.

We have provided reconciliations of net income, the most directly comparable GAAP measure, to EBITDA in the tables below for the three and twelve months ended December 31, 2007 and 2006.

Additionally, we have provided reconciliations of income before income taxes and net income, the most directly comparable GAAP measures to Adjusted Pre-tax Income and Adjusted Net Income in the tables below for the three and twelve months ended December 31, 2007 and 2006.

TAL INTERNATIONAL GROUP, INC.

Non-GAAP Reconciliations of EBITDA

(Dollars in Thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Net income	$3,403	$14,858	$38,791	$42,133
Add:
Depreciation and amortization	26,732	26,067	101,670	103,849
Write-off of deferred financing costs	—	—	204	2,367
Interest and debt expense	14,464	12,312	52,129	47,578
Income tax expense	1,887	8,255	21,600	23,388
Unrealized loss (gain) on interest rate swaps	19,532	(302)	27,883	8,282
EBITDA	$66,018	$61,190	$242,277	$227,597

TAL INTERNATIONAL GROUP, INC.

Non-GAAP Reconciliation of Adjusted Pre-tax Income and Adjusted Net Income

(Dollars in Thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Income before income taxes	$5,290	$23,113	$60,391	$65,521
Add:
Unrealized loss (gain) on interest rate swaps	19,532	(302)	27,883	8,282
Write-off of deferred financing costs	—	—	204	2,367
Adjusted pre-tax income	$24,822	$22,811	$88,478	$76,170
Net income	$3,403	$14,858	$38,791	$42,133
Add(a):
Unrealized loss (gain) on interest rate swaps	12,533	(194)	17,896	5,326
Write-off of deferred financing costs	—	—	131	1,522
Adjusted net income	$15,936	$14,664	$56,818	$48,981
(a)	All net income adjustments are reflected net of income taxes.